Exhibit 99.1

Domtar to sell its forest products business

Montreal, June 22, 2007 – Domtar Corporation (NYSE/TSX: UFS) announced today that it has entered into an agreement for the sale of its forest products business to the newly created Conifex Inc. for approximately CDN$285 million including an estimated CDN$50 million of working capital. The transaction is subject to government approvals for the transfer of forest licences, regulatory approvals and customary closing conditions. Closing is expected before the end of the year.

“Through this transaction, Domtar is reinforcing its focus as the North American market leader in fine paper while obtaining capital to further reduce its debt. As indicated in the past, softwood sawmilling operations are not core to our fine paper business” stated Raymond Royer, President and Chief Executive Officer, Domtar Corporation. “The strategic timing of this transaction combined with the terms of the sale provided the best alternative for our shareholders.”

The transaction is comprised of the Ear Falls, Nairn Centre, Timmins and White River sawmills in Ontario and the Grand-Remous, Lebel-sur-Quévillon, Malartic, Matagami, Ste-Marie and Val-d’Or sawmills in Québec, as well as the Sullivan remanufacturing mill also in Val d’Or, Québec. The sawmills have approximately 4.8 million cubic metres of annual harvesting rights and a production capacity of approximately 1.1 billion board feet. Also included in the transaction are Domtar’s interests in the joint ventures of Elk Lake Planing Mill Limited, Gogama Forests Products Inc., Nabakatuk Forest Products Inc., Olav Haavalsrud Timber Company Limited and Anthony-Domtar Inc. Domtar’s sawmills in Saskatchewan are not included in this transaction.

“When we selected the buyer, we also took into account a number of important considerations such as Conifex’s commitment to growth and to FSC certification, its experience and deep knowledge of the lumber industry, and its undertaking to bring Domtar’s Forest Products management team and employees onboard”, added Mr. Royer. “Meanwhile, until closing, it will be business-as-usual for our employees and customers.”

“Domtar’s sawmills are top performers in a number of vital areas including sustainable forest management and environmental performance,” said Ken Shields, Chair of the Board of Directors, Conifex. “Over the next three years we will be building on this solid foundation and investing up to CDN$50 million in our facilities to lower our costs and increase our productivity. With the support of the existing management team and the active involvement of staff, we are confident that we will become a leader in forestry and sawmilling in Eastern Canada.” Mr. Shields further added: “We are also pleased that Domtar has accepted in principle to extend its support by investing in our company an amount equal to the lesser of CDN$35 million or a 19,9% participation, subject to the conclusion of a definitive agreement to the satisfaction of Domtar.”

To facilitate the changeover, Domtar will provide Conifex with transition services, including information technology and human resources management, for a period of 6 to 12 months following closing.

Domtar remains committed to pursuing FSC certification and the continuing production and delivery of its leading environmentally-preferable Domtar EarthChoice® line of papers to the North American marketplace.

Domtar Corporation (NYSE/TSX: UFS) is the largest integrated producer of uncoated freesheet paper and one of the largest manufacturers of papergrade market pulp in North America. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing, publication as well as technical and specialty papers with recognized brands such as

First Choice®, Domtar Microprint®, Windsor Offset®, Cougar® as well as its full line of environmentally and socially responsible papers, Domtar EarthChoice®. Domtar owns and operates Domtar Distribution Group, an extensive network of strategically-located paper distribution facilities. Domtar also produces lumber and other specialty and industrial wood products. The Company employs nearly 14,000 people. To learn more, visit www.domtar.com

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UFS (NYSE, TSX)

MEDIA RELATIONS

Michel A. Rathier

Vice-President, Corporate Communications

Tel.: (514) 848-5103

INVESTOR RELATIONS

Pascal Bossé

Director, Investor Relations

Tel.: (514) 848-5938

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